Exhibit 99.1

CVR Partners Reports Fourth Quarter and Full-Year 2022 Results
and Announces a Cash Distribution of $10.50

•Achieved a combined ammonia utilization rate of 96 percent during the fourth quarter of 2022.
•Declared a fourth quarter 2022 cash distribution of $10.50 per common unit, bringing the cumulative cash distributions declared for 2022 to $24.58 per common unit.
•Received upfront proceeds of $18 million in connection with transactions finalized in January 2023 relating to Section 45Q tax credits.

SUGAR LAND, Texas (February 21, 2023) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced net income of $95 million, or $9.02 per common unit, on net sales of $212 million for the fourth quarter of 2022, compared to net income of $61 million, or $5.76 per common unit, on net sales of $189 million for the fourth quarter of 2021. EBITDA was $122 million for the fourth quarter of 2022, compared to EBITDA of $93 million for the fourth quarter of 2021.

CVR Partners had net income of $287 million, or $27.07 per common unit, on net sales of $836 million for full-year 2022, compared to net income of $78 million, or $7.31 per common unit, on net sales of $533 million for full-year 2021. EBITDA for full-year 2022 was $403 million, compared to EBITDA of $213 million for full-year 2021.

“CVR Partners reported strong results for the full-year 2022 despite planned turnarounds at both nitrogen fertilizer production facilities,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “After the successful completion of the turnarounds, we have achieved record monthly production rates at both facilities.

“Grain prices are near 10-year highs and planted corn acres are expected to increase by 3 percent to 5 percent for the spring 2023 planting season, driving strong demand for nitrogen fertilizer,” Pytosh said. “With no planned turnarounds until fall 2024 and the strengthening of our balance sheet completed earlier in 2022, the Partnership will continue to focus on maintaining financial flexibility and generating free cash flow.”

Consolidated Operations

For the fourth quarter of 2022, CVR Partners’ average realized gate prices for UAN improved by 31 percent to $455 per ton and ammonia improved by 30 percent to $967 per ton when compared to the fourth quarter of 2021. Average realized gate prices for UAN and ammonia were $347 per ton and $745 per ton, respectively, for the fourth quarter of 2021.

CVR Partners’ fertilizer facilities produced a combined 210,000 tons of ammonia during the fourth quarter of 2022, of which 75,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 308,000 tons of UAN. During the fourth quarter of 2021, the fertilizer facilities produced a combined 197,000 tons of ammonia, of which 70,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 288,000 tons of UAN.

For full-year 2022, the average realized gate price for UAN improved by 84 percent to $486 per ton and ammonia improved 88 percent to $1,024 per ton when compared to full-year 2021. Average realized gate prices for UAN and ammonia were $264 per ton and $544 per ton, respectively, for full-year 2021.

CVR Partners’ fertilizer facilities produced a combined 703,000 tons of ammonia for full-year 2022, of which 213,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 1,140,000 tons of UAN. For full-year 2021, the fertilizer facilities produced a combined 807,000 tons of ammonia, of which 275,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 1,208,000 tons of UAN.

Capital Structure

During the years ended December 31, 2022, and December 31, 2021, the Partnership repurchased 111,695 and 24,378 of its common units, respectively, on the open market pursuant to a repurchase program (the “Unit Repurchase Program”) approved by the board of directors of the Partnership’s general partner (the “Board”) and in accordance with a repurchase agreement under Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, at a cost of $12.4 million and $528,729, respectively, exclusive of transaction costs, or an average price of $110.98 and $21.69, respectively, per common unit. As of December 31, 2022, the Partnership had a nominal authorized amount remaining under the Unit Repurchase Program. This Unit Repurchase Program does not obligate the Partnership to acquire any common units and may be cancelled or terminated by the Board at any time.

On February 22, 2022, the Partnership redeemed the remaining $65 million outstanding balance of the 9.25% Senior Secured Notes, due June 2023 at par, plus accrued and unpaid interest.

Distributions

CVR Partners announced that the Board declared a fourth quarter 2022 cash distribution of $10.50 per common unit, which will be paid on March 13, 2023, to common unitholders of record as of March 6, 2023.

CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, use of cash and cash reserves deemed necessary or appropriate by the Board.

Fourth Quarter 2022 Earnings Conference Call

CVR Partners previously announced that it will host its fourth quarter and full-year 2022 Earnings Conference Call on Wednesday, February 22, at 11 a.m. Eastern. This Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The fourth quarter and full-year 2022 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/y668oufz. A repeat of the call can be accessed for 14 days by dialing (877) 660-6853, conference ID 13735900.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: continued safe and reliable operations; utilization and production rates; proceeds associated with 45Q-related transactions, including the timing and amount thereof; unitholder value; strength of our results and balance sheet; planted corn acres; ability to generate free cash flow; reduction of outstanding debt, including through redemption of outstanding notes, and the impact thereof on interest expense and Partnership financial flexibility; distributions, including the timing, payment and amount (if any) thereof; nitrogen fertilizer pricing and demand; grain prices; crop inventory levels; farmer economics; ammonia and UAN pricing, including improvement thereof; ability to upgrade ammonia to other fertilizer products; purchases under the Unit Repurchase Program (if any), including the timing, pricing and amount thereof; use of funds under the credit facility of the Partnership; direct operating expenses; capital expenditures; depreciation and amortization; turnaround expense and timing; inventories and adjustments thereto; exploration and/or completion of a potential spin-off involving our general partner and the limited partner interests in us owned by CVR Energy or its affiliates, including the approval, timing, benefits, costs and risks associated therewith; impacts of COVID-19 and any variants thereof, including the duration thereof; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,”

“expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of COVID-19 and any variants thereof, the rate of any economic improvement, impacts of the planting season on our business, general economic and business conditions and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,100 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 950 ton-per-day UAN unit.

Investors and others should note that CVR Partners may announce material information using SEC filings, press releases, public conference calls, webcasts, and the Investor Relations page of its website. CVR Partners may use these channels to distribute material information about the Partnership and to communicate important information about the Partnership, corporate initiatives and other matters. Information that CVR Partners posts on its website could be deemed material; therefore, CVR Partners encourages investors, the media, its customers, business partners and others interested in the Partnership to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the year ended December 31, 2022:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA - EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Reconciliation of Net Cash Provided By Operating Activities to EBITDA - Net cash provided by operating activities reduced by (i) interest expense, net, (ii) income tax expense (benefit), (iii) change in working capital, and (iv) other non-cash adjustments.

Available Cash for Distribution - EBITDA for the quarter excluding non-cash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the Board in its sole discretion, less (i) reserves for maintenance capital expenditures, debt service and other contractual obligations, and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.

We present these measures because we believe they may help investors, analysts, lenders, and ratings agencies analyze our results of operations and liquidity in conjunction with our GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable GAAP financial measures. Refer to the “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Major Scheduled Turnaround Activities

Coffeyville Facility - A planned turnaround at the Coffeyville Facility commenced in July 2022 and was completed in mid-August 2022. For the year ended December 31, 2022, we incurred turnaround expense of $12.1 million. For the year ended December 31, 2021, we incurred turnaround expense of $0.3 million related to planning for the Coffeyville Facility’s turnaround completed during the third quarter of 2022. During the planning and execution of this turnaround, the Partnership updated the estimated useful lives of certain assets, which resulted in additional depreciation expense of $6.2 million during the year ended December 31, 2022. Additionally, the Coffeyville Facility had planned downtime during the fourth quarter of 2021 at a cost of $2.0 million.

East Dubuque Facility - A planned turnaround at the East Dubuque Facility commenced in August 2022 and was completed in mid-September 2022. For the year ended December 31, 2022, we incurred turnaround expense of $21.3 million. For the year ended December 31, 2021, we incurred turnaround expense of $0.6 million related to planning for the East Dubuque Facility’s turnaround completed during the third quarter of 2022. During the planning and execution of this turnaround, the Partnership updated the estimated useful lives of certain assets, which resulted in additional depreciation expense of $6.4 million and $4.5 million during the years ended December 31, 2022 and 2021, respectively.

CVR Partners, LP
(unaudited)
Consolidated Statement of Operations Data

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per unit data)	2022	2021	2022	2021
Net sales (1)	$212,233	$188,921	$835,584	$532,581
Operating costs and expenses:
Cost of materials and other	30,602	28,371	130,913	98,345
Direct operating expenses (exclusive of depreciation and amortization)	51,980	60,088	270,167	198,714
Depreciation and amortization	19,324	20,833	82,137	73,480
Cost of sales	101,906	109,292	483,217	370,539
Selling, general and administrative expenses	8,336	7,303	32,192	26,615
(Gain) loss on asset disposal	(3)	472	263	948
Operating income	101,994	71,854	319,912	134,479
Other income (expense):
Interest expense, net	(7,825)	(10,414)	(34,065)	(60,978)
Other income, net	952	87	1,114	4,711
Income before income tax expense	95,121	61,527	286,961	78,212
Income tax (benefit) expense	(245)	37	160	57
Net income	$95,366	$61,490	$286,801	$78,155

Basic and diluted earnings per common unit	$9.02	$5.76	$27.07	$7.31
Distributions declared per common unit	1.77	2.93	19.32	4.65

EBITDA*	$122,270	$92,774	$403,163	$212,670
Available cash for distribution*	110,987	55,956	259,735	96,557

Weighted-average common units outstanding:
Basic and Diluted	10,570	10,681	10,593	10,685

*See “Non-GAAP Reconciliations” section below for a reconciliation of these amounts.
(1)Below are the components of net sales:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Components of net sales:
Fertilizer sales	$200,551	$179,003	$789,548	$490,900
Freight in revenue	8,258	7,186	34,770	31,419
Other	3,424	2,732	11,266	10,262
Total net sales	$212,233	$188,921	$835,584	$532,581

Selected Balance Sheet Data

(in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$86,339	$112,516
Working capital	139,647	100,385
Total assets	1,100,402	1,127,058
Total debt, including current portion	546,800	610,642
Total liabilities	688,591	784,860
Total partners’ capital	411,811	342,198

Selected Cash Flow Data

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net cash flows (used in) provided by:
Operating activities	$(2,771)	$68,458	$301,464	$188,725
Investing activities	(11,222)	(10,136)	(44,623)	(20,342)
Financing activities	(18,709)	(46,474)	(283,018)	(86,426)
Net (decrease) increase in cash and cash equivalents	$(32,702)	$11,848	$(26,177)	$81,957

Capital Expenditures

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Maintenance	$2,141	$8,803	$40,793	$16,226
Growth	51	3,356	653	9,460
Total capital expenditures	$2,192	$12,159	$41,446	$25,686

Key Operating Data

Ammonia Utilization (1)

	Three Months Ended December 31,		Year Ended December 31,
(percent of capacity utilization)	2022	2021	2022	2021
Consolidated	96%	90%	81%	92%

(1)Reflects our ammonia utilization rates on a consolidated basis and at each of our facilities. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and twelve months ended December 31, 2022 and 2021, respectively, and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Consolidated sales (thousand tons):
Ammonia	77	105	195	269
UAN	261	265	1,144	1,196

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$967	$745	$1,024	$544
UAN	455	347	486	264

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	210	197	703	807
Ammonia (net available for sale) (2)	75	70	213	275
UAN	308	288	1,140	1,208

Feedstock:
Petroleum coke used in production (thousand tons)	127	124	425	514
Petroleum coke (dollars per ton)	$53.36	$47.96	$52.88	$44.69
Natural gas used in production (thousands of MMBtus) (3)	2,088	1,970	6,905	8,049
Natural gas used in production (dollars per MMBtu) (3)	$6.68	$5.43	$6.66	$3.95
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,135	2,412	6,701	7,848
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$6.30	$5.10	$6.37	$3.83

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Ammonia — Southern plains (dollars per ton)	$1,097	$1,090	$1,136	$681
Ammonia — Corn belt (dollars per ton)	1,272	1,199	1,274	746
UAN — Corn belt (dollars per ton)	578	583	580	384

Natural gas NYMEX (dollars per MMBtu)	$6.07	$4.84	$6.54	$3.73

Q1 2023 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the first quarter of 2023. See “Forward-Looking Statements” above.

	Q1 2023
	Low	High
Ammonia utilization rates (1)
Consolidated	95%	100%
Coffeyville	95%	100%
East Dubuque	95%	100%

Direct operating expenses (in millions) (2)	$55	$65
Total capital expenditures (in millions) (3)	$5	$10

(1)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(2)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations:

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net income	$95,366	$61,490	$286,801	$78,155
Interest expense, net	7,825	10,414	34,065	60,978
Income tax (benefit) expense	(245)	37	160	57
Depreciation and amortization	19,324	20,833	82,137	73,480
EBITDA and Adjusted EBITDA	$122,270	$92,774	$403,163	$212,670

Reconciliation of Net Cash (Used In) Provided By Operating Activities to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net cash (used in) provided by operating activities	$(2,771)	$68,458	$301,464	$188,725
Non-cash items:
Loss on extinguishment of debt	—	(163)	(628)	(8,462)
Share-based compensation	(6,638)	(7,610)	(25,264)	(23,069)
Other	148	(747)	(977)	(3,889)
Add:
Interest expense, net	7,825	10,414	34,065	60,978
Income tax (benefit) expense	(245)	37	160	57
Change in assets and liabilities	123,951	22,385	94,343	(1,670)
EBITDA and Adjusted EBITDA	$122,270	$92,774	$403,163	$212,670

Reconciliation of EBITDA to Available Cash for Distribution

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
EBITDA	$122,270	$92,774	$403,163	$212,670
Current (reserves) adjustments for amounts related to:
Net cash interest expense (excluding capitalized interest)	(8,467)	(10,204)	(34,733)	(50,562)
Debt service	—	(15,000)	(65,000)	(30,000)
Financing fees	—	—	(815)	(4,627)
Maintenance capital expenditures	(2,141)	(8,804)	(40,793)	(16,226)
Utility pass-through	(675)	(675)	(2,700)	4,013
Common units repurchased	—	—	(12,398)	(529)
Other (reserves) releases:
Reserve for recapture of prior negative available cash	—	—	—	(14,980)
Future turnaround	—	(4,375)	(16,750)	(10,750)
Future operating needs	—	—	—	5,308
Major scheduled expenditures	—	2,240	29,761	2,240
Available cash for distribution (1) (2)	$110,987	$55,956	$259,735	$96,557

Common units outstanding	10,570	10,681	10,570	10,681

(1)Amount represents the cumulative available cash based on quarter-to-date and year-to-date results. However, available cash for distribution is calculated quarterly, with distributions (if any) being paid in the period following declaration.
(2)The Partnership declared and paid cash distributions of $5.24, $2.26, $10.05, and $1.77 per common unit related to the fourth quarter of 2021, and first, second, and third quarters of 2022, respectively, and declared a cash distribution of $10.50 per common unit related to the fourth quarter of 2022, to be paid in March 2023